FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-257991-13

From:	Wells Abf Syndicate Wells Fargo (WELLS FARGO SECURITI) At: 10/01/24 10:29:04 UTC-4:00
Subject:	BANK5 2024-5YR10 - NEW ISSUE **STATUS**

BANK5 2024-5YR10 - NEW ISSUE **STATUS**

Co-Lead Managers & Bookrunners:	Wells Fargo Securities, BofA Securities, J.P. Morgan and Morgan Stanley
Co-Managers:	Academy Securities, Inc., Drexel Hamilton and Siebert Williams Shank

Offered Certificates

Class	Expected Ratings (Fitch/Moody's/MDBRS)	Available Size ($MM)	CE%	WAL (YRS)	Principal Window	GUID		STATUS/AVAIL
A-1	AAAsf/Aaa(sf)/AAA(sf)	$8.457	30.000%	2.49	1–57	AUCTION
A-2*	AAAsf/Aaa(sf)/AAA(sf)	[$200.000]	30.000%	[4.86]	57-59	A3-2BPS	\	~1.65x/2.5x^
A-3*	AAAsf/Aaa(sf)/AAA(sf)	[$357.149]	30.000%	[4.94]	59-60	J+106A	/	COMB
A-S	AAAsf/Aa3(sf)/AAA(sf)	$94.941	18.250%	5.00	60–60	J+140A		~5.1x/9.4x^SUBJ
B	AA-sf/NR/AA(high)(sf)	$39.391	13.375%	5.00	60–60	J+190#		1x^SUBJ
C	A-sf/NR/A(high)(sf)	$29.290	9.750%	5.00	60–60	J+220#		1x^SUBJ
D	BBBsf/NR/A(low)(sf)	$12.120	8.250%	5.00	60–60	J+350A		~1x
E	BBB-sf/NR/BBB(high)(sf)	$8.080	7.250%	5.00	60–60	J+500A		~2x

^Some size not level protection in this class

*Sizes and WAL’s are subject to change as detailed in the Term Sheet

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